AGREEMENT AND PLAN OF MERGER

among:

IMMUNOCELLULAR THERAPEUTICS, LTD.
a Delaware corporation;

IMMUNOCELLULAR MERGER SUB, INC.
a Delaware corporation;

AND

EOM PHARMACEUTICALS, INC.
a Delaware corporation

Dated as of December 1, 2021

This draft agreement is for discussion purposes only and is not binding on any of the Parties referred to herein and will not become binding on any such Party unless it is signed and delivered by all such Parties. This draft agreement is subject to satisfactory completion of due diligence and negotiations by the Parties referred to herein.

AGREEMENT AND PLAN OF MERGER

This **Agreement and Plan of Merger** dated as of November __, 2021, (this "**Agreement**") is by and among ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the "**Company**"), ImmunoCellular Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("**Merger Sub**"), and EOM Pharmaceuticals, Inc., a Delaware corporation ("**EOM**"). For purposes of this Agreement, the Company, Merger Sub and EOM are sometimes collectively referred to as the "**Parties**" and individually as a "**Party**." Capitalized terms used in this Agreement are defined or referenced in **Exhibit A** attached hereto.

WHEREAS, the Parties intend that Merger Sub be merged with and into EOM, with EOM surviving such merger on the terms and subject to the conditions set forth herein (the "**Merger**");

WHEREAS, it is intended that, for U.S. federal income tax purposes, provided the applicable requirements are satisfied, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code and this Merger Agreement shall constitute a "plan of reorganization" within the meaning of Treasury Regulations §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement and/or, provided the applicable requirements are satisfied, the Merger shall qualify as a tax-deferred contribution within the meaning of Section 351(a) of the Code;

WHEREAS, following the execution of this Agreement, EOM shall seek to obtain, in accordance with Section 228 of the Delaware General Corporation Law (the "**DGCL**"), a written consent of its stockholders approving this Agreement, the Merger, and the transactions contemplated hereby in accordance with Section 251 of the DGCL; and

WHEREAS, it is the intention of the parties that at or prior to the Closing Date EOM shall have received a new investment commitment of no less than three and a half million dollars ($3,500,000) in net proceeds of which one million dollars (**$1,000,000**) will be delivered at or prior to the Closing Date (the "**Pre-Closing Investment**").

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
THE MERGER AND RELATED TRANSACTIONS

Section 1.1 Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the **DGCL**, on the Effective Time, (a) Merger Sub will merge with and into EOM, and (b) the separate existence of Merger Sub will cease and EOM will continue its corporate existence as the surviving corporation in the Merger (the "**Surviving Corporation**").

Section 1.2 Closing Date. The closing of the Merger (the "**Closing**") will take place as soon as practicable (and, in any event, within 10 Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Closing set forth in ARTICLE V and ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto prior to Closing (the "**Closing Date**"). The Closing shall take place at such location as agreed upon by the parties.

On the Closing Date, the Company, EOM and Merger Sub shall cause a certificate of merger, in the form to be agreed upon by the parties (the "**Certificate of Merger**"), to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL for the Merger to be effective. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the effective time of the Merger being referred to herein as the "**Effective Time**").

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of EOM and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of EOM and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the same as the certificate of incorporation of Merger Sub attached hereto as **Exhibit B**, until thereafter amended in accordance with the terms thereof or as provided by any Legal Requirement, and (b) the by-laws of the Surviving Corporation shall be amended and restated to be the same as the by-laws of Merger Sub attached hereto as **Exhibit C** (except that the name of the corporation set forth therein shall be changed to the name specified in Section 1.5), until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Legal Requirement.

Section 1.5 Name of Surviving Corporation. From and after the Effective Time the name of the Surviving Corporation shall be "EOM Pharmaceuticals Inc."

Section 1.6 Effect of the Merger on EOM Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Merger Sub, EOM or any holder of EOM common stock ("**EOM Stockholder**"):

(a) Cancellation of EOM Common Stock. Shares of EOM common stock that are owned by EOM or any of its respective direct or indirect wholly owned subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of EOM Common Stock. Each share of EOM common stock issued and outstanding immediately prior to the Effective Time (other than (i) the shares of EOM common stock to be cancelled and retired in accordance with Section 1.6(a) and (ii) any Dissenting Shares) shall cease to be outstanding and shall be converted and exchanged for, at the Effective Time, the right to receive (as set forth in the Consideration Spreadsheet): (i) 0.90151076 (the "**Common Exchange Ratio**") of a share/share of Company Common Stock (the "**Common Stock Consideration**") and (ii) 0.02 (the "**Preferred Exchange Ratio**") of a share of Company Preferred Stock (the "**Preferred Stock Consideration**" and together with the Common Stock Consideration, the "**Merger Consideration**").

(c) Cancellation of Shares. At the Effective Time, all shares of EOM common stock will no longer be outstanding and all shares of EOM common stock will be cancelled and retired and will cease to exist, and each holder of book-entry shares which immediately prior to the Effective Time represented shares of EOM common stock (each, a "**Book-Entry Share**") will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.6 hereof.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of common stock shall continue to evidence ownership of such share of common stock of the Surviving Corporation.

Section 1.7 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 1.6, shares of EOM common stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 1.6(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the "**Dissenting Shares**" until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration or the other amounts contemplated by the Consideration Spreadsheet, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; *provided, however,* that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration and the other amounts contemplated by the Consideration Spreadsheet, if any, to which such holder is entitled pursuant to Section 1.6(b), without interest thereon, upon delivery of a duly executed and completed Letter of Transmittal.

Section 1.8 Payment and Exchange Mechanics.

(a) Letter of Transmittal. As soon as commercially practicable, to the extent not previously delivered, EOM shall mail or otherwise deliver to each EOM Stockholder, a letter of transmittal in substantially the form attached hereto as **Exhibit D** (each, a "**Letter of Transmittal**") to the mailing address or electronic mail address set forth opposite such holder's name on the Consideration Spreadsheet. Following the Effective Time, upon (x) proper delivery of Book Entry Shares for cancellation pursuant to the Letter of Transmittal and (y) delivery of a duly completed and executed Letter of Transmittal, the holder of such Book Entry Shares shall be entitled to receive in exchange therefor, the consideration reflected on the Consideration Spreadsheet in accordance with Section 1.6. Until surrendered as contemplated by this Section 1.8(a), each Book Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration payable pursuant to this Agreement in respect of such Book Entry Share. Holders of Book Entry Shares shall not be entitled to receive any portion of the Merger Consideration to which they would otherwise be entitled until such Book Entry Shares are properly delivered.

(b) The Merger Shares issuable in the Merger shall be issued in book-entry or certificated form and shall include the following legend (along with any other legends that may be required under applicable Legal Requirements):

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM

SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

(c) No Further Rights in the EOM Stock. The applicable portion of the Merger Consideration paid or payable in respect of the surrender for exchange of shares of the EOM Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares. If, after the Effective Time, Book Entry Shares are presented to the Company for any reason, they shall be canceled and exchanged as provided in this Section 1.8.

(d) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Company Common Stock or Company Preferred Stock shall be issued in exchange for any EOM Common Stock and no holder of the foregoing shall be entitled to receive a fractional share of Company Common Stock. In the event that any holder of EOM Common Stock would otherwise be entitled to receive a fractional share of Company Common Stock or Company Preferred Stock (after aggregating all shares and fractional shares issuable to such holder), then the number of shares of Company Common Stock or Company Preferred Stock, as applicable, shall be rounded down to the nearest whole share.

Section 1.9 Withholding. The Company, Merger Sub and EOM, as applicable, will be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any Person, and to pay over to the applicable Governmental Body (or other applicable Person) such amounts as the Company, Merger Sub and EOM, as applicable, are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement; provided, however, that the Company shall use commercially reasonable efforts to consult with EOM prior to withholding any amounts payable hereunder and to cooperate with EOM to minimize or eliminate any such withholding. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that the Company is required to deduct and withhold any amounts in connection with any payments of Merger Shares, the Company shall, at its discretion, be entitled to retain a portion of Merger Shares equal in value to such required deduction or to sell such withheld Merger Shares and to deposit such withheld amounts with the applicable Governmental Body. The Company shall determine, in its sole discretion, the number and class of Merger Shares to be withheld or withheld and sold in order to satisfy its withholding obligations. Each holder of EOM Common Stock acknowledge and agree that the Company may, in its sole discretion, sell any withheld Merger Shares from time to time over a period of time not to exceed 45 days from the Effective Date, and that the price received in such sales may be higher or lower than the potential sale price for such Merger Shares on the date hereof or the Effective Date. Each holder of EOM Common Stock further acknowledges and agrees that the aggregate number of Merger Shares withheld from them to satisfy any and all applicable withholding tax obligations may be greater than if all such sales were made on the Effective Date. Each holder of EOM Common Stock hereby holds the Company harmless against any and all claims that such holder of EOM Common Stock did not receive full value for their EOM Common Stock by virtue of withholding tax obligations being satisfied by sales of Merger Shares over time.

Section 1.10 Closing Deliverables.

(a) At or prior to the Closing Date, EOM shall deliver to the Company the following:

(i) the Certificate of Merger executed by EOM;

(ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of EOM dated the Closing Date certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the EOM Board of Directors (the "**EOM Board**") authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (2) the written consent of the EOM Stockholders approving the Merger and adopting this Agreement, (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby as of the Closing Date, and (C) the names and signatures of the officers of EOM authorized to sign this Agreement and the other documents to be delivered hereunder (in each case to which EOM is a party);

(iii) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Body of the jurisdiction under the Legal Requirements in which EOM is organized;

(iv) the Consideration Spreadsheet contemplated in Section 1.11; and attached hereto as **Schedule A**;

(v) the Consents to assignment and approvals listed in **Schedule 3.11**;

(vi) Letters of Transmittal from all of the EOM Stockholders;

(vii) a statement from EOM validly executed by a duly authorized officer of EOM that EOM is not, and has not been at any time during the five (5) years preceding the date of such statement, a "United States real property holding corporation", as defined in Section 897(c)(2) of the Code, such statement in form and substance reasonably satisfactory to the Company and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and a notice of such statement to be delivered by the Company to the IRS on behalf of EOM in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) On the Closing Date, the Company shall deliver to EOM the following:

(i) the Certificate of Merger executed by the Company or Merger Sub, as applicable;

(ii) a certificate of the Chairman of the Company Board dated the Closing Date certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board of Directors (the "**Company Board**") authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (2) a certified copy of the Company's certificate of incorporation and bylaws, (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby as of the Closing Date, and (C) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder (in each case to which the Company is a party); and

(iii) the Merger Consideration as set forth in the Consideration Spreadsheet.

Section 1.11 Closing Payment Certificate; Closing Date Payments.

(a) No later than three (3) Business Days prior to the Closing Date, EOM shall deliver to the Company the Closing Payment Certificate. The Company will forthwith (i) instruct the Company's transfer agent to issue the Company Common Stock by delivering to the transfer a letter of instruction

substantially in the form attached hereto as **<u>Exhibit E</u>** , and (ii) cause the issuance of the Company Preferred Stock, in each case in accordance with the Closing Payment Certificate.

(b) On the Closing Date, the Company shall deliver the Merger Consideration payable to the EOM Stockholders as set forth in the Consideration Schedule.

Section 1.12 <u>Consideration Spreadsheet</u>.

(a) No later than three (3) Business Days prior to the Closing Date, EOM shall prepare and deliver to the Company and attach as **<u>Schedule A</u>** hereto a spreadsheet (the "**Consideration Spreadsheet**"), certified by the Chief Executive Officer of EOM, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i) the names, addresses and email addresses (to the extent available) of all EOM Stockholders and the number of shares of EOM common stock held by each such Person;

(ii) a calculation of the Adjusted Fully Diluted Shares Outstanding; and

(iii) calculations of the Merger Consideration and the amount of the Merger Consideration payable to each EOM Stockholder (before withholding Taxes, if any).

(b) The parties agree that the Company and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under this Agreement and shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents, warrants and agrees that all of the statements in the following subsections of this <u>ARTICLE II</u> are true and complete as of the date hereof, except as set forth in the Company Schedules (defined below).

Section 2.1 <u>Corporate Organization</u>.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (ii) has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of the Company. "**Material Adverse Effect**" means, when used with respect to the Company, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of the Company, or materially impair the ability of the Company to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

(b) Copies of the Certificate of Incorporation and Bylaws of the Company with all amendments thereto, as of the date hereof (the "**Company Charter Documents**"), have been, or will be

upon request, furnished to EOM, and such copies are accurate and complete as of the date hereof. The minute books of the Company are current as required by law, contain the minutes of all meetings of the Company Board and its stockholders from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Company Board and its stockholders. The Company is not in violation of any of the provisions of the Company Charter Documents.

Section 2.2 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock, par value $0.0001, of which 4,195,213 shares of Company Common Stock are issued and outstanding immediately prior to the Merger and (ii) 1,000,000 shares of Company Preferred Stock of which no shares of preferred stock are issued and outstanding immediately prior to the Merger. Except as set forth in the Company Schedules, (i) there are no outstanding warrants, options or other securities convertible into or exchangeable or exercisable for common stock and (ii) the Company is not bound or otherwise obligated with respect to any registration rights or preemptive rights.

(b) All of the issued and outstanding shares of the capital stock of the Company immediately prior to this Merger are, and all shares of the capital stock of the Company when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder. The issuance of all of the capital stock of the Company described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of the Company has any right to rescind or bring any other claim against the Company for failure to comply with the Securities Act, or state securities laws.

(c) The Company has reserved 25,000 shares of common stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2016 Equity Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the "**Stock Plan**"). Of such reserved shares of common stock, no shares have been issued, no options to purchase shares have been granted and are currently outstanding, and all of such reserved shares of common stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to EOM complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

Section 2.3 Outstanding Agreements. Except as set forth in the Company Schedules, the Company is not a party to any material agreements.

Section 2.4 Authorization, Validity and Enforceability of Agreements. The Company has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the "**Agreements**") to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Agreements or to consummate the transactions contemplated hereby and thereby. The Agreements constitute the valid and legally binding obligation of the Company and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Other than the filing of the Certificate of Merger with the Delaware Secretary of State, the Company does not need to give any notice to, make any filings

with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Agreements, resulting from the issuance of the Merger Shares in connection with the Merger.

Section 2.5 No Conflict or Violation. Neither the execution and delivery of the Agreements by the Company, nor the consummation by the Company of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the Company Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which the Company is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of the Company's assets, including without limitation, the Merger Shares.

Section 2.6 Subsidiaries. The Company does not have any subsidiaries and does not own, beneficially or of record, any shares of or control any other corporation, or equity interests in any other entity.

Section 2.7 Litigation. There is no action, suit, proceeding or investigation ("**Action**") pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, that may affect the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to the Company or any of its affiliates. Neither the Company nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by the Company or any of its affiliates currently pending or which the Company or any of its affiliates intends to initiate.

Section 2.8 Compliance With Laws and Regulations. To the best of its knowledge, the Company has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Company or except to the extent that noncompliance would not result in the occurrence of any material Liability for the Company. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.9 Financial Statements. Except as set forth in the Company Schedules:

(a) The Company has delivered to EOM correct and complete copies of (i) the internally prepared unaudited balance sheet of the Company as of December 31, 2020, and the related internally prepared unaudited statement of operations for the year ended December 31, 2020 and (ii) the internally prepared unaudited consolidated balance sheet of the Company as of June 30, 2021 and the related internally prepared statement of operations for the six months ended June 30, 2021.

(b) Each set of financial statements fairly present in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the interim financial statements may be subject to normal adjustments

which were not expected to have a material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole.

(c) The unaudited Company balance sheets are true and accurate and present fairly as of their respective dates the financial condition of the Company. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, the Company had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto, and all assets reflected therein are properly reported and present fairly the assets of the Company. All of the Company's assets will be reflected on its financial statements, and, except as set forth in the Company Schedules or the financial statements of the Company or the notes thereto, the Company has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise;

(d) The Company has no liabilities with respect to the payment of any federal, state, county, local, foreign or other Taxes (including any deficiencies, interest or penalties), except for Taxes accrued but not yet due and payable. No deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company. The Company has duly and timely filed all material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects. The Company has duly and timely paid all Taxes, of any kind or form, whether or not shown on any Tax Return. All Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party have been withheld by the Company in all respects. There has been no Tax audit, nor has there been any written notice to the Company by any Taxing authority regarding any such Tax audit, or, to the knowledge of the Company, is any such Tax audit threatened with regard to any Taxes or the Company's Tax Returns. The Company does not expect the assessment of any additional Taxes of the Company for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the Liability for Taxes of the Company. The Company acknowledges and agrees that the Company has relied on the advice of its own Tax advisors with respect to the Tax consequences to the Company resulting from the transactions contemplated by this Agreement and not on any statement or representation of EOM or any holder of EOM common stock and further acknowledges and agrees that neither EOM nor any holder of EOM common stock makes any representations or warranties, nor are such Persons providing any indemnification to the Company, as to the Tax consequences of the transactions contemplated by this Agreement or any other transactions related thereto; and

(e) The books and records, financial and otherwise, of the Company are in all material aspects complete and correct.

Section 2.10 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, the Company Board minutes and financial and other records of whatsoever kind of the Company have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.11 Title and Related Matters. The Company has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Company

balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except: (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Company Schedules.

Section 2.12 Governmental Authorizations and Third-Party Consents. The Company is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, including but not limited to the filing of the Certificate of Merger with the Delaware Secretary of State, as hereinafter provided, no authorization, approval, waiver, consent, or order of, or registration, declaration, or filing with, any court or other governmental body, or any third party, including a party to any agreement with the Company, is required in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

Section 2.13 Insurance. The Company has in full force and effect directors and officers insurance concerning such casualties as would be reasonable and customary for companies like the Company.

Section 2.14 Employment Matters. The Company has no employees other than its executive officers.

Section 2.15 Approval of Agreement. The Company Board has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

Section 2.16 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by the Company to arise, between the Company and any accountants and/or lawyers formerly or presently engaged by the Company. The Company is current with respect to fees owed to its accountants and lawyers.

Section 2.17 Interested Party Transactions. Except as set forth in the Company Schedules, the Company is not indebted to any officer or director of (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company.

Section 2.18 Finders' Fees. The Company is not and has not incurred, nor will it incur, directly or indirectly, any Liability for brokers' or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby. The Company shall indemnify and hold EOM and the EOM Stockholders harmless against any Liability or expense arising out of, or in connection with, any such claim.

Section 2.19 Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental body, agency or instrumentality (collectively, the "**Money Laundering Laws**") and no Action involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 2.20 Absence of Undisclosed Liabilities. Except as specifically disclosed in the Company Schedules, since June 30, 2021: (a) there has been no event, occurrence or development that has resulted

in or could result in a Material Adverse Effect; (b) the Company has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees to be paid prior to Closing; (c) the Company has not declared or made any dividend or distribution of cash or property to its stockholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (d) the Company has not made any loan, advance or capital contribution to or investment in any person or entity; (e) the Company has not discharged or satisfied any lien or encumbrance or paid any obligation or Liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (f) the Company has not suffered any losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; (g) except for this Agreement, the Company has not entered into any transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business; (h) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (i) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (j) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees.

Section 2.21 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its respective business, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

Section 2.22 Company Schedules. The Company has delivered to EOM the following schedules, which are collectively referred to as the "**Company Schedules**" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of the Company to be complete, true, and accurate in all material respects as of the date of this Agreement: (a) a schedule of any exceptions to the representations made herein; and (b) a schedule containing the other information requested herein.

Section 2.23 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Company or the Company Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EOM

EOM represents, warrants and agrees that all of the statements in the following subsections of this ARTICLE III, pertaining to EOM, are true and complete as of the date hereof, except as set forth in the EOM Schedules (defined below).

Section 3.1 Incorporation. EOM is a company duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, do not violate any provision of EOM's Articles of Incorporation or Bylaws, or similar documents. EOM has taken all actions required by law, its Articles of Incorporation or Bylaws, or otherwise to authorize the execution and delivery of this

Agreement. EOM has full power, authority, and legal capacity and has taken all action required by law, its Articles of Incorporation or Bylaws, and otherwise to consummate the transactions herein contemplated, subject to obtaining approval of the EOM Stockholders.

Section 3.2 Authorized Shares. The authorized capital stock of EOM consists of: (i) 100,000,000 shares of common stock, par value $0.0001 per share, of which 50,000,000 shares of common stock are issued and outstanding immediately prior to the Merger and (ii) 5,000,000 shares of preferred stock, par value $0.0001, none of which are issued or outstanding. The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. Except as set forth on Schedule 3.2, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of EOM.

Section 3.3 Outstanding Agreements. Except as set forth in the EOM Schedules, EOM is not a party to any material agreements.

Section 3.4 Subsidiaries. EOM does not have any subsidiaries and does not own, beneficially or of record, any shares of or control any other corporation, or equity interests in any other entity.

Section 3.5 Approval of Agreement. The Board of Directors of EOM has authorized the execution and delivery of this Agreement by EOM and the transactions contemplated hereby, and has recommended to the EOM Stockholders that the Merger be accepted.

Section 3.6 Valid Obligation. This Agreement and all agreements and other documents executed by EOM in connection herewith constitute the valid and binding obligation of EOM, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.7 Books and Records. All the accounts, books, registers, ledgers, minutes and financial records of EOM have been fully, properly and accurately kept and completed.

Section 3.8 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of EOM after reasonable investigation, threatened by or against EOM or affecting EOM or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. EOM does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 3.9 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which EOM is a party or to which any of its assets, properties or operations are subject.

Section 3.10 Compliance With Laws and Regulations. To the best of its knowledge, EOM has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of EOM or except to the extent that noncompliance would not result in the occurrence of any material Liability for EOM. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.11 Governmental Authorizations and Third-Party Consents. Except as set forth on **Schedule 3.11**, EOM is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, and except as set forth on **Schedule 3.11**, no authorization, approval, waiver, consent, or order of, or registration, declaration, or filing with, any court or other governmental body, or any third party, including a party to any agreement with EOM, is required in connection with the execution and delivery by EOM of this Agreement and the consummation by EOM of the transactions contemplated hereby.

Section 3.12 Taxes. EOM has no liabilities with respect to the payment of any federal, state, county, local or other Taxes (including any deficiencies, interest or penalties), except for Taxes accrued but not yet due and payable. No deficiency for any Taxes has been proposed, asserted or assessed in writing against EOM. EOM has duly and timely filed all material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects. EOM has duly and timely paid all Taxes, of any kind or form, whether or not shown on any Tax Return. All Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party have been withheld by EOM in all respects. There has been no Tax audit, nor has there been any written notice to EOM by any Taxing authority regarding any such Tax audit, or, to the knowledge of EOM, is any such Tax audit threatened with regard to any Taxes or EOM's Tax Returns. EOM does not expect the assessment of any additional Taxes of EOM for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the Liability for Taxes of EOM. EOM acknowledges and agrees that EOM and the holders of EOM common stock has relied on the advice of their own respective Tax advisors with respect to the Tax consequences to such Person resulting from the transactions contemplated by this Agreement and not on any statement or representation of the Company or Merger Sub and further acknowledges and agrees that neither the Company nor Merger Sub makes any representations or warranties, nor are such Persons providing any indemnification to EOM or any holder of EOM common stock, as to the Tax consequences of the transactions contemplated by this Agreement or any other transactions related thereto.

Section 3.13 Finders' Fees. EOM has not incurred, nor will it incur, directly or indirectly, any Liability for brokers' or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.14 Intellectual Property. EOM **Schedule 3.14** lists all intellectual property owned by EOM.

Section 3.15 Money Laundering Laws. The operations of EOM are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no Action involving EOM with respect to the Money Laundering Laws is pending or, to the knowledge of EOM, threatened.

Section 3.16 Absence of Undisclosed Liabilities. Except as specifically disclosed in the EOM Schedules, since June 30, 2021 (a) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (b) EOM has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees to be paid prior to Closing; (c) EOM has not declared or made any dividend or distribution of cash or property to its stockholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (d) EOM has not made any loan, advance or capital contribution to or investment in any person or entity; (e) EOM has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (f) EOM has

not suffered any losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; (g) except for this Agreement, EOM has not entered into any transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business; (h) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (i) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (j) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees.

Section 3.17 Investment Representations.

(a) Each EOM Stockholder (i) is an "accredited investor" (within the meaning of Rule 501(a) under the Securities Act), (ii) is acquiring the Merger Shares only for its own account and not for the account of others, and (iii) is not acquiring the Merger Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. No EOM Stockholder is an entity formed for the specific purpose of acquiring the Shares.

(b) EOM acknowledges that the Merger Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and the Merger Shares have not been registered under the Securities Act. The Merger Shares may not be resold, transferred, pledged or otherwise disposed of by any EOM Stockholder, absent an effective registration statement under the Securities Act with respect to the Merger Shares or an opinion of counsel reasonably satisfactory to the Company that such registration statement is not required and an applicable exemption from the registration requirements of the Securities Act is available. The Merger Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the EOM Stockholders may not be able to readily resell the Merger Shares and may be required to bear the financial risk of an investment in the Merger Shares for an indefinite period of time. The EOM Stockholders have been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, pledge or transfer of any of the Shares.

Section 3.18 Information. The information concerning EOM set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.19 EOM Schedules. EOM has delivered to the Company and the following schedules, which are collectively referred to as the "**EOM Schedules**" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of EOM to be complete, true, and accurate in all material respects as of the date of this Agreement: (a) a schedule of any exceptions to the representations made herein; and (b) a schedule containing the other information requested herein.

ARTICLE IV
CERTAIN COVENANTS OF THE PARTIES

Section 4.1 Stockholders Consent.

(a) EOM shall use its commercially reasonable efforts to obtain, within ten (10) days following the execution and delivery of this Agreement, the Requisite EOM Stockholder Vote pursuant to written consents of the EOM Stockholders in form satisfactory to the Company (the "**Written Consent**"). The materials submitted to the EOM Stockholders in connection with the Written Consent

shall include the EOM Board Recommendation. Promptly following receipt of the Written Consent, EOM shall deliver a copy of such Written Consent to the Company.

(b) Promptly following, but in no event more than three Business Days after, receipt of the Written Consent, EOM shall prepare and mail a notice (the "**Stockholder Notice**") to every EOM Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the EOM Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the EOM Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the EOM Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of EOM and (iii) notify such EOM Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of Delaware Law and all such other information as the Company shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a EOM Stockholder must demand appraisal of such EOM Stockholder's EOM common stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 4.1(b) shall be subject to the Company's advance review and reasonable approval.

Section 4.2 Public Announcements. Neither the Company nor EOM shall (and shall ensure that none of its representatives) issue any press release or make any public statement regarding (or otherwise disclose to any Person, who is not bound by confidentiality obligations, the existence or terms of) this Agreement or the transactions contemplated hereby, without the prior written consent of the other Party, except as required by law or any regulatory body, including but not limited to OTC Markets.

Section 4.3 Use of Proceeds. EOM shall not use the Pre-Closing Investment or the cash held by the Company at Closing to repay EOM's existing indebtedness.

Section 4.4 Listing. The Surviving Corporation shall maintain the quotation of the Company Common Stock on at least the OTC Pink tier of the OTC Markets, or a higher tier of the OTC Markets for a period of no less than four years, except in the event of a merger involving or a buyout of the Surviving Corporation, or similar transaction. Notwithstanding the foregoing, this Section 4.4 shall not prohibit the Surviving Corporation from changing the principal listing of the Company Common Stock to the Nasdaq Stock Market, New York Stock Exchange, or NYSE American (collectively, the "**Stock Markets**"), in which case the covenant contained in this Section 4.4 shall instead apply with respect to maintaining the listing of the Company Common Stock on such Stock Market.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF THE EOM SHAREHOLDERS

The obligations of EOM and the EOM Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by EOM or the EOM Stockholders, as the case may be, in their sole discretion:

Section 5.1 Representations and Warranties of the Company. All representations and warranties made by the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Section 5.2 Agreements and Covenants. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Company shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Documents. The Company must have caused the following documents to be delivered to EOM:

(a) Share Certificates. Share certificates, or shares held in book-entry form, evidencing the Merger Shares registered in the name of the EOM Stockholders;

(b) Executed Agreement. This Agreement duly executed;

(c) Closing Deliverables. All documents described under Section 1.10(b) of this Agreement;

(d) Consents; Approvals. Copies of all applicable consents and approvals of the Company's Boards of Directors and all consents, approvals, permits and authorizations required under the Company Charter Documents, and all consents, including any material consents and waivers by the Company's lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(e) Resignations and Appointments. Simultaneously with the Closing, (i) the existing Company Board shall elect Eli Goldberger, Irach Taraporewala, Shalom Hirschman and Wayne I. Danson to fill vacancies on the Company Board, (ii) the currently existing members of the Company Board shall resign from the Company Board, and (iii) all officers of the Company shall have tendered their resignations as officers and as employees of the Company.

(f) Good Standing Certificates. Current good standing certificates or the equivalent for the Company from its jurisdiction of formation and, from each other jurisdiction, if any, in which the Company is qualified or registered to do business as a foreign company.

(g) Other Documents. Such other documents as EOM or the EOM Stockholders may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the Company, (ii) evidencing the performance of, or compliance by the Company with any

covenant or obligation required to be performed or complied with by the Company, (iii) evidencing the satisfaction of any condition referred to in this ARTICLE V, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.6 Liabilities or Agreements. As of the Closing, the Company shall have no debts and no liabilities of any nature nor any contractual or other obligations to the knowledge of the Company except as set forth in the Company Schedules.

Section 5.7 Taxes. Any unpaid Taxes of the Company other than Taxes not yet due and payable, if any, shall be fully and completely settled prior to the Closing.

Section 5.8 Cash. As of the Closing, the Company shall have cash in the amount of at least one million ($1,000,000), as evidenced by most recent bank statements delivered at Closing.

Section 5.9 Pre-Closing Investment. EOM shall have received the Pre-Closing Investment.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

Section 6.1 Representations and Warranties of EOM and the EOM Stockholders. All representations and warranties made by EOM and the EOM Stockholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date.

Section 6.2 Agreements and Covenants. EOM and the EOM Stockholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of EOM shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5 Documents. EOM and the EOM Stockholders must deliver to the Company at the Closing:

(a) Share Certificates. Share certificates, or shares held in book-entry form, evidencing the EOM Shares registered in the name of the Company;

(b) Executed Agreement. This Agreement duly executed;

(c) Closing Deliverables. All documents described under Section 1.10(a) of this Agreement;

(d) Consents; Approvals. All necessary consents and approvals of the EOM's Boards of Directors and the EOM Stockholders, and all consents, approvals, permits and authorizations required under their respective charter documents, and all consents, including any material consents and waivers by EOM or the EOM Stockholder's lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(e) Good Standing Certificates. Current good standing certificates or the equivalent for EOM from its jurisdiction of formation and, from each other jurisdiction, if any, in which EOM is qualified or registered to do business as a foreign company.

(f) Other Documents. Such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of EOM and the EOM Stockholders, (ii) evidencing the performance of, or compliance by EOM and the EOM Stockholders with, any covenant or obligation required to be performed or complied with by EOM and the EOM Stockholders, as the case may be, (iii) evidencing the satisfaction of any condition referred to in this ARTICLE VI, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.6 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the EOM Shares, or any other stock, voting, equity, or ownership interest in, EOM, or (b) is entitled to all or any portion of the Merger Shares.

Section 6.7 Pre-Closing Investment. EOM shall have received the Pre-Closing Investment.

ARTICLE VII
SURVIVAL, CONFIDENTIALITY AND POST-CLOSING COVENANTS

Section 7.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed after the Closing Date) shall expire on the Closing Date, and each party to this Agreement acknowledges they will have no claims against any other party to this Agreement after the Closing Date.

Section 7.2 Confidentiality. All information provided by one party to the other in connection with the preparation of this Agreement or otherwise in connection with the transactions contemplated hereby, or proposed business combination, shall be deemed to be "Proprietary Information" as defined under that certain Mutual Non-Disclosure Agreement dated May 25, 2021, entered into by and among EOM and the Company, a copy of which is attached hereto as **Exhibit F**.

Section 7.3 Post-Closing Covenants. As soon as possible after the Closing, the Company Board and Company's stockholders, to the extent required, shall approve:

(a) an amended and restated Certificate of Incorporation of the Company to change the name of the Company to "EOM Pharmaceuticals Inc.", or such other name as approved by the Company Board (including the four new directors designated at the Closing),

(b) any required amendment to the Company's amended and restated bylaws,

(c) the 2021 Equity Incentive Plan, in substantially the form attached hereto as **Exhibit G**,

(d) other matters necessary or advisable in connection with this Agreement and the transactions contemplated hereby.

The Company shall use its commercially reasonable efforts to cause the conditions set forth in this Section 7.3 to be satisfied as soon as possible after the Closing.

Section 7.4 Indemnification of Directors and Officers.

(a) The Parties agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in **Schedule 7.5(a)**, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The Company shall, and the Parties shall cause the Company to (i) maintain in effect for a period of four (4) years after the Closing Date, if available, the current policies of directors' and officers' liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date "tail" insurance policies with a claims period of four (4) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c) The obligations of the Parties under this Section 7.4 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 7.4 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 7.4 applies shall be third-party beneficiaries of this Section 7.4, each of whom may enforce the provisions of this Section 7.4).

(d) In the event EOM, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in either such case, proper provision shall be made so that the successors and assigns of EOM or the Company, as the case may be, shall assume all of the obligations set forth in this Section 7.4.

Section 7.5 Further Assurances. Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in ARTICLE V and ARTICLE VI.

ARTICLE VIII
TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and EOM;

(b) by the Company by written notice to EOM if:

(i) none of the Company or Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by EOM pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by EOM within ten days of EOM's receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in ARTICLE VI shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by EOM by written notice to the Company if:

(i) EOM is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE V and such breach, inaccuracy or failure has not been cured by the Company or Merger Sub within ten days of such party's receipt of written notice of such breach from EOM; or

(ii) any of the conditions set forth in ARTICLE V shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021, unless such failure shall be due to the failure of EOM to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by the Company or EOM if there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Body shall have issued an Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE VIII, Section 7.2 and ARTICLE IX hereof; and

(a) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.2 Third Party Beneficiaries. Except as provided in Section 7.4 and Section 9.11, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by each Party, as incurred respectively.

Section 9.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or seven (7) days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to EOM or the EOM Stockholders, to:

EOM Pharmaceuticals, Inc.
136 Summit Ave., Suite 100
Montvale, NJ 07645
Attn.: Wayne I. Danson, Chief Financial Officer
Email: wayned@eompharma.com

With a copy to (which copy shall not constitute notice):

Louis A. Brilleman, Esq.
1140 Avenue of the Americas, 9th Floor
New York, NY 10036
Email: lbrilleman@lbcounsel.com

If to the Company, to:

642 Riven Rock Road
P.0. Box 301
Zephyr Cove, NV 89448
Attention: Gary S. Titus, Chairman of the Board

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so

delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.7 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts, including via electronic signatures (such as DocuSign), each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.9 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law provisions thereof. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in New Castle County, Delaware, in connection with any action.

Section 9.11 Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. Notwithstanding the foregoing, Section 7.4 shall not be amended without the written consent of any director or officer of the Company to whom Section 7.4 applies. The directors and officers to whom Section 7.4 applies shall be third-party beneficiaries of Section 7.4 and this Section 9.11.

Section 9.12 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE PARTIES, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

[Balance of Page Intentionally Left Blank]

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ImmunoCellular Therapeutics, Ltd.

DocuSigned by:
Gary Titus
208D51BB4DD346E...

Name: Gary S. Titus
Title: Chairman of the Board

ImmunoCellular Merger Sub, Inc.

DocuSigned by:
Gary Titus
208D51BB4DD346E...

Name: Gary S. Titus
Title: President

EOM Pharmaceuticals, Inc.

Name: Eli Goldberger
Title: Chairman and Chief Operating Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ImmunoCellular Therapeutics, Ltd.

____
Name: Gary S. Titus
Title: Chairman of the Board

ImmunoCellular Merger Sub, Inc.

____
Name: Gary S. Titus
Title: President

EOM Pharmaceuticals, Inc.

____
Name: Eli Goldberger
Title: Chairman & Chief Operating Officer